For Immediate Release	Exhibit 99.1
Contact: Bill Davis
Perficient, Inc.
314-995-8822
bill.davis@perficient.com

PERFICIENT REPORTS THIRD QUARTER 2006 RESULTS

Company Reports Record Quarterly Revenues and Exceeds Consensus Revenue and EPS Estimates
~ Achieves $0.10 Diluted EPS and $0.15 Diluted Cash EPS1 ~

AUSTIN, Texas - November 2, 2006 - Perficient, Inc. (NASDAQ: PRFT) a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States, today reported financial results for the quarter ended September 30, 2006.

Financial Highlights
For the third quarter ended September 30, 2006:

▪	Revenues increased 70% to $44.3 million compared to $26.1 million during the third quarter of 2005;
▪	Services revenues, including reimbursed expenses, increased 77% to $42.8 million compared to $24.2 million during the third quarter of 2005;
▪
Earnings per share on a fully diluted basis were up 25% to $0.10 compared to $0.08 per share during the third quarter of 2005. The impact of non-cash stock compensation reduced GAAP earnings per share on a fully diluted basis $0.02 per share in the third quarter of 2006;

▪	Cash earnings per share[1] on a fully diluted basis were up over 60% to $0.15 compared to $0.09 per share during the third quarter of 2005;
▪
Net income was up 37% to $2.8 million compared to $2.1 million during the third quarter of 2005. Net income included GAAP non-cash stock compensation expense net tax effect of approximately $520,000 and $45,000 in the third quarter of 2006 and 2005, respectively;

▪
EBITDA[2] was up 50% to $6.3 million compared to $4.2 million during the third quarter of 2005. EBITDA[2] included GAAP non-cash stock compensation expense of approximately $758,000 and $73,000 in the third quarter of 2006 and 2005, respectively;

▪
Gross margin for services revenue was 38.7% compared to 38.4% in the third quarter of 2005. Gross profit for services revenue included GAAP non-cash stock compensation expense of approximately $243,000 and $-0- in the third quarter of 2006 and 2005, respectively. Gross Margin for services revenue excluding stock compensation expense was 39.3% compared to 38.4% in the third quarter of 2005; and

▪	Gross margin for software revenue was 18.6% compared to 21.6% in the third quarter of 2005.

“The third quarter was another record quarter for Perficient, with 77% total services revenue growth over the prior year quarter and record profitability," said Jack McDonald, Perficient's chairman and chief executive. "Our organic growth continues to be extremely strong at north of 25% on a trailing twelve month basis. Our strong cash flows and improved cash management have enabled us to pay down debt to less than $7 million as of September 30th and approximately $3 million as of November 2nd. We enter Q4 with an annualized revenue run-rate of more than $180 million, great organic growth prospects, an acquisition pipeline that’s stronger than it’s ever been and nearly $50 million available under our credit facility.”

 “On a number of key operating metrics, our strong performance is continuing,” said Jeffrey Davis, Perficient’s president and chief operating officer. “Services gross margin, excluding stock compensation, was north of 39% and it’s notable that we achieved this at a utilization rate of 84%, within our sustainable range. Average bill rate remained strong - we’ve already begun to increase the lower bill rates which accompanied the two most recent acquisitions. This is indicative of the operational diligence we bring to acquired firms, the marketplace leverage the Perficient brand brings and the underlying strength in the legacy businesses. Our backlog and project pipeline continue to be strong. Finally, we remain on track to meet our goal to hire 250 professionals in 2006, having hired 206 billable resources through the third quarter.”

1 Cash earnings per share (CEPS) on a fully diluted basis is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP diluted earnings per share. CEPS measures presented may not be comparable to similarly titled measures presented by other companies. CEPS is defined as net income plus amortization of intangibles and stock compensation divided by shares used in computing diluted net income per share.

2 EBITDA is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than either GAAP operating income or GAAP net income. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as earnings before interest, taxes, other income, depreciation and amortization. See financial tables for a reconciliation of net income to EBITDA.

This is the third quarter that Perficient’s financial results include stock-based compensation expenses from the required adoption of the new accounting standard, FAS 123(R). Perficient’s financial results for prior periods have not been restated for FAS 123(R). In addition, Perficient continues to disclose its non-GAAP financial measure of cash earnings per share on a fully diluted basis, which exclude the stock-based compensation expense as well as stock option related payroll taxes, amortization of acquired intangible assets and the income taxes related to these items.

Other Third Quarter Highlights:
Among other achievements in the third quarter, Perficient:

▪
Completed the acquisition of the Energy, Government and General Business Division of Digital Consulting and Software Services, Inc., a transaction that added a significant presence in the southeastern United States;

▪
Added new customer relationships and follow-on projects with leading companies and government agencies including: AG Edwards, Anheuser Busch, Build a Bear Workshop, City of Houston, Classified Ventures, Ericsson, Hendrickson, Hewitt Associates, Jayco, Luxxotica, MGM Mirage, MTD Products, Rent A Center, Shelter Insurance, Synovate, US Cellular, Wellpoint, YUM! Brands, and many others;

▪	Posted its 14th consecutive quarter of positive net income and earnings per share;

▪
Received an A+ rating from Investor’s Business Daily (IBD), was ranked #1 in the IT services sector, #5 on the IBD 100 and was positively profiled in a feature story in the September 26th print edition of the newspaper;

▪	Strengthened its executive leadership team through the addition of Paul E. Martin as CFO; and

▪	Was named to the CRN Fast Growth 100 List.

Business Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

The company expects its fourth quarter 2006 services and software revenue, including reimbursed expenses, to be in the range of $42.4 million to $45.1 million, comprised of $39.2 million to $41.3 million of revenue from services including reimbursed expenses and $3.2 million to $3.8 million of revenue from sales of software. The guidance range of services revenue including reimbursed expenses would represent services revenue growth of 58% to 66% over the fourth quarter of 2005.

Conference Call Details
Perficient will host a conference call regarding third quarter financial results today at 9:00 a.m. Eastern.

WHAT: Perficient Third Quarter 2006 Results
WHEN: Thursday, November 2, 2006, at 9:00 a.m. Eastern.
CONFERENCE CALL NUMBERS: 866.761.0748 (domestic) 617.614.2706 (international)
PARTICIPANT PASSCODE: 56630896
REPLAY TIMES: Thursday, Nov. 2, 2006, at 11:00 a.m. Eastern, through Thursday, Nov. 9th, 2006
REPLAY NUMBER: 888.286.8010 (domestic) 617.801.6888 (international)
REPLAY PASSCODE: 70834341

About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Perficient is a member of the Russell 2000® index and is traded on the Nasdaq Global Select MarketSM, a market for public companies that meet the highest listing standards in the world. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information about Perficient, which employs more than 950 professionals, please visit www.perficient.com.

# # #

Safe Harbor Statement
This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Perficient uses non-GAAP measures, such as EBITDA and Cash Earnings Per Share (“CEPS”) on a fully diluted basis, which are adjusted from results based on GAAP to exclude certain expenses. Perficient believes these non-GAAP financial measures are important representations of a company’s financial performance and uses such non-GAAP information internally to evaluate and manage its operations. Management has provided information regarding EBITDA and CEPS to assist investors in analyzing Perficient’s financial position and results of operations. These non-GAAP measures are provided to enhance the users’ overall understanding of our financial performance, but are not intended to be regarded as an alternative to or more meaningful than GAAP measures. These non-GAAP measures presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of EBITDA to income from operations and net income and a reconciliation of net income to adjusted net income for CEPS are included in the unaudited consolidated statements of operations attached to this release.

PERFICIENT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2006	2005
ASSETS	(unaudited)
Current assets:
Cash	$65	$5,096
Accounts receivable, net	37,916	23,251
Other current assets	4,556	2,417
Total current assets	42,537	30,764
Property and equipment, net	1,584	960
Goodwill	68,946	46,263
Intangible assets, net	12,973	5,768
Other non-current assets	1,016	1,180
Total assets	$127,056	$84,935

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,260	$3,774
Current portion of long-term debt	1,410	1,337
Other current liabilities	16,286	8,331
Notes payable to related parties	-	244
Total current liabilities	19,956	13,686
Long-term borrowings, net of current portion	5,472	5,338
Deferred taxes	1,004	-
Total liabilities	26,432	19,024

Stockholders' equity:
Common stock	26	23
Additional paid-in capital	143,055	115,120
Accumulated other comprehensive loss	(105)	(87)
Accumulated deficit	(42,352)	(49,145)
Total stockholders' equity	100,624	65,911
Total liabilities and stockholders' equity	$127,056	$84,935

PERFICIENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue
Services	$40,219	$23,157	$98,577	$60,049
Software	1,532	1,918	6,800	4,718
Reimbursable expenses	2,543	1,048	6,071	2,741
Total revenue	44,294	26,123	111,448	67,508

Cost of revenue
Project personnel costs	24,190	13,771	59,911	36,319
Software costs	1,247	1,503	5,673	3,881
Reimbursable expenses	2,543	1,048	6,071	2,741
Other project related expenses	460	502	1,474	1,265
Total cost of revenue	28,440	16,824	73,129	44,206
Gross margin	15,854	9,299	38,319	23,302

Selling, general and administrative	9,539	5,101	23,414	12,926
EBITDA[1]	6,315	4,198	14,905	10,376

Depreciation	264	149	647	459
Amortization of intangibles	1,211	494	2,335	1,074
Income from operations	4,840	3,555	11,923	8,843
Interest income	45	3	76	11
Interest expense	(217)	(204)	(463)	(438)
Other	7	5	72	13
Income before income taxes	4,675	3,359	11,608	8,429
Provision for income taxes	1,841	1,293	4,815	3,248
Net income	$2,834	$2,066	$6,793	$5,181

Basic net income per share	$0.11	$0.09	$0.28	$0.24

Diluted net income per share	$0.10	$0.08	$0.25	$0.21
Shares used in computing basic
net income per share	25,618	22,418	24,525	21,703
Shares used in computing diluted
net income per share	28,056	25,504	27,156	25,034

Reconciliation of GAAP diluted net income per share to CEPS2:
Net income	$2,834	$2,066	$6,793	$5,181
Amortization of intangibles	1,211	494	2,335	1,074
Stock compensation	758	73	2,227	191
Related tax effect	(697)	(218)	(1,451)	(488)
Adjusted net income for CEPS	$4,106	$2,415	$9,904	$5,958
CEPS[2]	$0.15	$0.09	$0.36	$0.24

Reconciliation of net income to EBITDA[1]:
Net income	$2,834	$2,066	$6,793	$5,181
Provision for income taxes	1,841	1,293	4,815	3,248
Other	(7)	(5)	(72)	(13)
Interest Expense	217	204	463	438
Interest Income	(45)	(3)	(76)	(11)
Amortization of intangibles	1,211	494	2,335	1,074
Depreciation	264	149	647	459
EBITDA[1]	$6,315	$4,198	$14,905	$10,376